Exhibit 5.2

D: +44 20 7614 2376

slewis@cgsh.com

24 June 2025

Santander UK plc
2 Triton Square, Regent’s Place
London NW1 3AN
England

Ladies and Gentlemen:

We have acted as English solicitors to Santander UK plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (such registration statement, including the documents incorporated by reference therein, but excluding Exhibit 25, as effective as of the date hereof, hereinafter referred to as the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series, of its senior debt securities (the “Debt Securities”).

The Debt Securities are to be issued under an indenture, dated as of 29 September 2016, entered into between the Company and Citibank, N.A., as trustee (the “Trustee”) (as successor to Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to an agreement of resignation, appointment and acceptance, dated as of 19 April 2021, among the Company, the Trustee and Wells Fargo) (the “Original Indenture”) as supplemented and amended by the first supplemental indenture entered into on 3 November 2017 between the Company and the Trustee (together with the Original Indenture, the “Indenture”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Indenture;

(c)	a certificate dated 24 June 2025 of Tania Leonidova, Head of Corporate and Internal Governance of the Company (the “Secretary’s Certificate”), having annexed thereto and certified as true, complete and up to date copies of the following documents:

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(i)	a copy of the Company’s certificate of incorporation and certificates of incorporation on change of name;

(ii)	a copy of the Articles of Association of the Company (the “Articles of Association”);

(iii)	a copy of an extract of the resolutions passed by the board of directors of the Company at a meeting of the board of directors held on 23 June 2015;

(iv)	a copy of an approval and authorisation of the Chief Executive Officer of the Company dated 4 August 2016;

(v)	a copy of the power of attorney of the Company dated 27 September 2016;

(vi)	a copy of an extract of the resolutions passed by the board of directors of the Company at a meeting of the board of directors held on 24 July 2017;

(vii)	a copy of the written resolutions of a committee of the board of directors dated 4 August 2017;

(viii)	a copy of the power of attorney of the Company dated 1 November 2017;

(ix)	a copy of the written resolution of a committee of authorised persons dated 2 November 2017;

(x)	a copy of the resolutions passed by the board of directors of the Company at a meeting of the board of directors held on 13 October 2022;

(xi)	a copy of the resolutions passed at a meeting of the funding committee of the board of directors held on 30 January 2023; and

(xii)	a copy of the power of attorney of the Company dated 16 January 2025.

In rendering the opinions expressed below, we have assumed and not verified:

(a)	the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies, facsimile or electronic copies;

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(b)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate and in the case of the Debt Securities, that they will be duly executed, authenticated and delivered in accordance with the terms of the Indentures;

(c)	that the Indenture has been duly authorised, executed and delivered by all the parties to the Indenture (other than the Company) and each such party (other than the Company) has the power, capacity and authority to execute, deliver and perform its obligations contained in the Indenture;

(d)	the absence of any other arrangements between any of the parties to the Indenture which modify or supersede any of the terms thereof;

(e)	the accuracy as to factual matters of each document we have reviewed, including, without limitation, (i) the accuracy of the representations and warranties contained in the form of underwriting agreement filed as an exhibit to the Registration Statement other than those contained in Section 2(i) of the form of underwriting agreement with respect to the Debt Securities, (ii) the accuracy and completeness of all statements in the Secretary’s Certificate, and (iii) the compliance by each of the parties thereto with their respective obligations under the Indenture;

(f)	that no law of any jurisdiction outside England and Wales would render the execution, delivery, issue or performance of the terms of the Indenture illegal or ineffective and that, insofar as any obligation under the Indenture falls to be performed in any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(g)	that any party or prospective party to the Indenture which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the offering and sale of the Debt Securities;

(h)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

(i)	that each of the parties to the Indenture has fully complied with its obligations under all applicable money-laundering legislation;

(j)	that the binding effect of the Indenture on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

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(k)	that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Indenture have been or will be duly made or obtained;

(l)	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(m)	that the Indenture constitutes legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms under all applicable laws (including the laws of the State of New York, by which the Indenture and corresponding provisions of the Debt Securities are or will be expressed to be governed);

(n)	that each of the parties to the Indenture has complied with all applicable provisions of (i) Regulation (EU) No. 2017/1129 of the European Parliament as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended from time to time, including by the European Union (Withdrawal Agreement) Act 2020 and the Retained EU Law (Revocation and Reform) Act 2023) (“EUWA”), (ii) Regulation (EU) No. 596/2014 of the European Parliament as it forms part of domestic law by virtue of the EUWA, (iii) the Financial Services Act 2012, and (iv) the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any applicable secondary legislation made under any of the foregoing with respect to anything done by any of them in relation to the Debt Securities in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity), 21 (financial promotion), and 85 (public offers) of the FSMA);

(o)	that the information relating to the Company disclosed by our searches on 24 June 2025 at Companies House at its website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Insolvency and Companies List in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the website or on the relevant file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

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(p)	that the board and committee resolutions included in the Secretary’s Certificate were duly and validly passed and are true records of the proceedings of the respective meetings, are in full force and effect, and have not been amended, revoked or superseded, as of the date hereof;

(q)	that each director of the Company has disclosed any interest which he or she may have in the transactions contemplated by the Indenture in accordance with the provisions of the Companies Act 1985 and the Companies Act 2006 and the Articles of Association, and that none of the directors of the Company has any interest in such transactions except to the extent permitted by the Articles of Association;

(r)	that the execution and delivery of the Indenture by the Company and the exercise of its rights and performance of its obligations thereunder will (i) materially benefit the Company and that the directors of the Company acted in good faith and in the interests of the Company in approving the Indenture and the transactions contemplated thereby; and (ii) will not conflict with, or result in a breach of, or constitute a default under, or result in the creation of any mortgage, charge or security interest upon any property or assets of the Company or its subsidiary undertakings under (A) any agreement to which it is a party or to which any of its properties may be subject or (B) any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, having jurisdiction over the Company or its subsidiary undertakings or any of its properties; and

(s)	that any limit on borrowings to which the Company is subject has not been exceeded, and that the entry into the Indenture will not cause any such limit on borrowings to be exceeded.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1.            The Company has been duly incorporated as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on 24 June 2025 and an oral enquiry made to the Central Registry of Winding Up Petitions at the Insolvency and Companies List at approximately 11:07 AM GMT on 24 June 2025 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator; provided that:

(a)            the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

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(b)            the enquiry at the Central Registry of Winding Up Petitions at the Insolvency and Companies List referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding Up Petitions at the Insolvency and Companies List immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry of Winding Up Petitions at the Insolvency and Companies List and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the Company.

2.            The Company possessed, as at the time of execution, the corporate power to enter into and perform its obligations under the Indenture.

The foregoing does not mean that obligations assumed by the relevant party under the relevant document will necessarily be enforced in all circumstances in accordance with its terms. In particular, but without limitation:

(a)            The opinions set forth above as regards the binding effect and validity of the obligations and their enforceability against contracting parties is subject to all limitations resulting from the laws of bankruptcy, administration, liquidation, insolvency, fraudulent transfer, reorganisation, moratorium, suretyship or any similar laws of general application affecting creditors’ rights (including, for the avoidance of doubt, the provisions of the Banking Act 2009).

(b)            Enforcement may be limited by general principles of equity. For example, equitable remedies may not be available where damages are considered to be an adequate remedy.

(c)            Where any obligations of any person are to be performed or observed in jurisdictions outside England and Wales, or by a person subject to the laws of a jurisdiction outside England and Wales, such obligations may not be enforceable under English law to the extent that the performance or observance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction.

(d)            To the extent that any transactions, dealings or arrangements in connection with the Indenture are restricted or prohibited by United Nations, European Union (“EU”) or United Kingdom sanctions or restrictive measures implemented or effective in the United Kingdom, the Indenture may be unenforceable or void.

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(e)            Under the Law Applicable to Contractual Obligations and Non-Contractual Obligations (Amendment etc.) (EU Exit) Regulations 2019, a choice of law shall be made expressly or clearly demonstrated by the terms of the contract or the circumstances of the case. In contracts for which the parties have purported to select more than one governing law to govern separate parts of the contract, there is an increased risk that the choice of law may not be considered by the English court to be sufficiently clearly demonstrated to be upheld.

(f)            On 31 January 2020, the United Kingdom ceased to be a member of the EU. By virtue of Sections 1A and 1B of the EUWA, EU law continued to be applicable to the United Kingdom for the duration of the implementation period set out in Section 1A(6) of the EUWA (“Transition Period”). After the Transition Period, pursuant to Sections 2 to 4 of the EUWA, certain EU laws in effect immediately before the end of the Transition Period form part of English law. However, EU law otherwise ceased to be applicable in the United Kingdom and thus does not form part of English law on and after 1 January 2021. The Retained EU Law (Revocation and Reform) Act 2023 came into effect on 1 January 2024 and, among other amendments, repealed Section 4 of the EUWA and further restricted the scope of retained EU law in United Kingdom domestic law (now renamed ‘assimilated law’). We express no opinion in this letter on the effect of EU law in the United Kingdom or on EU law itself.

(g)            Any provision providing that any calculation, certification, determination, notification, minute or opinion will be conclusive and binding will not be effective if such calculation, certification, determination, notification, minute or opinion is fraudulent or made on an unreasonable or arbitrary basis or in the event of manifest error despite any provision to the contrary and it will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto.

(h)            Where any person is vested with a discretion, or may determine any matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

(i)            Enforcement of rights may be or become limited by prescription or by lapse of time or may become subject to defences of set-off or counterclaim.

(j)            There is some possibility that an English court having jurisdiction in relation to insolvency law would apply the provisions of Section 426 of the Insolvency Act 1986, as amended, (Co-operation between courts exercising jurisdiction in relation to insolvency) in assisting the courts having the corresponding jurisdiction in any other part of the United Kingdom or any relevant country or territory (as such terms are defined in that section) (in this regard we refer you to Hughes v. Hannover Ruckversicherungs-Aktiengesellschaft [1997] 1 BCLC 497) and, as a result, may, rather than apply insolvency law as it would otherwise apply in England, apply the insolvency law which is applicable in such other part of the United Kingdom or relevant country or territory in relation to comparable matters.

The opinions set out above are given on the basis of, and are limited to, the laws of England and Wales in force as at the date of this opinion letter (taking into account the effect of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community and the EUWA), as currently applied by the courts of England and Wales. The opinions set out above are given on the basis that this opinion letter and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with English law.

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We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplement related thereto under the heading “Legal Opinions,” and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sarah E. Lewis Harthan
Sarah E. Lewis Harthan, a Partner